Exhibit 99.4 (C)



                   GUARANTEED MINIMUM WITHDRAWAL BENEFIT RIDER

THIS RIDER has been attached to and made a permanent part of your Contract as of the Contract Date. This Rider is subject to all the exclusions, definitions and provisions of the Contract to which it is attached which are not inconsistent herewith. If any provisions contained in this Rider are contrary to or inconsistent with those of the Contract, the Rider provisions will control.

Capitalized terms not defined in this Rider or on the GMWB Rider Schedule Page have the meanings assigned to them in the base Contract or attached Riders or Endorsements.

THE BENEFIT

This Rider guarantees that you may withdraw an amount equal to the Guaranteed Annual Withdrawal Amount (GAWA) each Contract Year, regardless of Account Value, until the Guaranteed Withdrawal Balance (GWB) is depleted. Alternatively, after the Initial LPA Determination Date, we guarantee that you may withdraw an amount equal to the Lifetime Payout Amount (LPA) each Contract Year, regardless of Account Value or GWB, for the life of the Primary Annuitant. Upon the Primary Annuitant's death, the Annuitant's Beneficiary will have the option to receive payment of any remaining GWB over a period certain in lieu of any Death Benefit otherwise payable as described in the ALTERNATE DEATH BENEFIT provision of this Rider.

These guarantees will terminate without value when this Rider terminates as described in the TERMINATION provision of this Rider. You may not receive the full value of the GWB or the LPA if this Rider terminates prior to depletion of the GWB or death of the Primary Annuitant, respectively. Withdrawals in excess of the GAWA or LPA may reduce future GAWAs or LPAs. GAWAs and LPAs are not cumulative from one Contact Year to the next.

ADDITIONAL CONTRIBUTIONS

An additional Contribution must satisfy the Minimum Additional Contribution and Maximum Contribution Limit requirements. You may not make additional Contributions after the Maximum Contribution Age.

GMWB INVESTMENT OPTIONS

While this Rider is in effect, your Account Value must be 100% allocated to one of the GMWB Investment Options. Your Contributions will be allocated to Subaccounts within the GMWB Investment Option you choose according to your designated Subaccount allocation percentages. We will rebalance the GMWB Investment Option to your designated Subaccount allocation percentages at the Rebalancing Frequency. Changes to your choice of GMWB Investment Option or your Subaccount allocations are subject to the Restrictions on GMWB Investment Option Changes.

Subject to required approvals by federal and state authorities, we reserve the right to add, close, eliminate or substitute GMWB Investment Options or Subaccounts within GMWB Investment Options at any time.

ANNUAL PROCESSING DATE

The Annual Processing Date for any Contract Year is the last day of the Contract Year. We calculate Bonuses and Step-Ups, if any, and deduct the Rider Fee, on the Annual Processing Date. If a withdrawal is taken on an Annual Processing Date we will process the withdrawal first. Otherwise, we will apply a Bonus, if any, and deduct the Rider Fee before we determine whether to Step-Up the GWB. If the Annual Processing Date is not a Business Day, the Account Value for the purpose of the Step-Up is determined on the Business Day next following the Annual Processing Date. We also compare the GWB to the GAWA on each Annual Processing Date in order to determine if GAWA payments will be reduced or terminate due to the GWB being depleted.

GUARANTEED WITHDRAWAL BALANCE

The Guaranteed Withdrawal Balance (GWB) is the total dollar amount we guarantee to be available for withdrawal while this Rider is in effect. The Initial GWB is equal to your initial Contribution (shown on the Contract Schedule Page). On any day thereafter but before a Step-Up or Reset, the GWB is equal to:


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        1) the Initial GWB; plus
        2) additional Contributions; plus
        3) any Bonuses; less
        4) withdrawals.

On any day following a Step-Up or Reset, the GWB is equal to:

        1) the GWB on the date of the last Step-Up or Reset; plus
        2) additional Contributions received since the date of the last Step-Up or Reset; plus
        3) any Bonuses credited since the date of the last Step-Up or Reset;
           less
        4) any withdrawals since the date of the last Step-Up or Reset.

The GWB may never exceed the Maximum GWB.

BONUS

If you do not take any withdrawals during a Contract Year within the Bonus Period, we will add a Bonus to the GWB on the Annual Processing Date for that Contract Year. The amount of the Bonus will be equal to the Bonus Percentage multiplied by the sum of:

        1) total Contributions; less
        2) total withdrawals.

STEP-UP

If the Account Value is greater than the GWB on an Annual Processing Date during the Step-Up Period we will Step-Up the GWB to equal the Account Value on that date. This STEP-UP provision will not apply after the effective date of a Rider Fee Percentage increase that you have rejected as described in the RIDER FEE provision of this Rider.

RESET

If a withdrawal is greater than the GAWA, or causes total withdrawals in a Contract Year to exceed the GAWA, and immediately after the withdrawal the Account Value is less than the GWB, we will reset the GWB to equal the Account Value.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT

The Guaranteed Annual Withdrawal Amount (GAWA) is the amount we guarantee to be available for withdrawal each Contract Year until the GWB is depleted. The initial GAWA is equal to the GAWA Percentage multiplied by the Initial GWB.

If immediately after an additional Contribution, Bonus, or Step-Up, the GAWA Percentage multiplied by the GWB is greater than the existing GAWA, we will increase the GAWA so that it equals the greater amount. However, in the case of an additional Contribution, the GAWA cannot increase by more than the GAWA Percentage multiplied by the additional Contribution.

If a withdrawal is greater than the GAWA, or causes total withdrawals in a Contract Year to exceed the GAWA, and immediately after the withdrawal the GAWA Percentage multiplied by the Account Value is less than the existing GAWA, we will decrease the GAWA so that it equals the lesser amount.

In addition, if on an Annual Processing Date the GWB is less than the GAWA, we will decrease the GAWA to equal the GWB.

LIFETIME PAYOUT AMOUNT

The Lifetime Payout Amount (LPA) is the amount we guarantee to be available for withdrawal each Contract Year following the Initial LPA Determination Date for the life of the Primary Annuitant. "Initial LPA Determination Date" is the Annual Processing Date immediately prior to the LPA Contract Anniversary. "LPA Contract Anniversary" is the first Contract Anniversary on or after the Primary Annuitant's birthday on which he or she attains the LPA Age. If the Contract is issued after this birthday, the Initial LPA Determination Date is the Contract Date. The initial LPA is equal to the LPA Percentage


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multiplied by the GWB as of the Initial LPA Determination Date.

If immediately after an additional Contribution, Bonus, or Step-Up, the LPA Percentage multiplied by the GWB is greater than the existing LPA, we will increase the LPA so that it equals the greater amount. However, in the case of an additional Contribution, the LPA cannot increase by more than the LPA Percentage multiplied by the additional Contribution.

If a withdrawal is greater than the LPA, or causes total withdrawals in a Contract Year to exceed the LPA and immediately after the withdrawal the LPA Percentage multiplied by the greater of:

        1) the Account Value immediately after the withdrawal; and
        2) the GWB immediately after the withdrawal,

is less than the existing LPA, we will decrease the LPA so that it equals the lesser amount.

GUARANTEED PAYMENT PHASE

The Contract will enter the Guaranteed Payment Phase (GPP) as of the date the Account Value reduces to zero if either the GWB or LPA is greater than zero after adjustment for withdrawals. We will send you a written notice when the Contract enters the GPP. From this point forward, your only rights under the Contract will be those described in this provision and in the ALTERNATE DEATH BENEFIT provision of this Rider. All other rights, benefits, values and charges under the Contract and this Rider will terminate.

You may, but are not required to, withdraw any unused GAWA or LPA for the Contract Year in which the GPP begins. Thereafter, we will make annual payments on each Contract Anniversary during the GPP. The amount of the annual payments will be equal to the LPA on the date of the first annual payment, except that we will pay the GAWA as of the date of the first annual payment instead of the LPA if:

        1) the LPA equals zero; or
        2) the GPP begins prior to the Initial LPA Determination Date; or
        3) the GAWA is greater than the LPA and you notify us in writing of your election to receive the GAWA.

Payments will reduce the GWB as described in the GUARANTEED WITHDRAWAL BALANCE provision of this Rider. If the LPA is paid, the GPP will continue until the death of the Primary Annuitant. If the GAWA is paid, the GPP will continue until the GWB is depleted. However, in either case, the GPP will end and payments will cease if this Rider terminates during the GPP.

ALTERNATE DEATH BENEFIT

If the Primary Annuitant dies while this Rider is in effect, the Annuitant's Beneficiary may elect to receive, in lieu of the Death Benefit otherwise payable under the Contract, the GWB as of the Death Benefit Date paid out annually over a Payment Certain Period (PCP). The PCP is the number of years equal to the lesser of:

        1) the GWB divided by the GAWA as of the Death Benefit Date; and
        2) the life expectancy (in whole years) of the Annuitant's Beneficiary.

The amount of the annual payment will be the GWB as of the Death Benefit Date divided by the PCP.

If the Annuitant's Beneficiary makes this election, all other rights, benefits, values and charges under the Contract and this Rider will terminate. If the Primary Annuitant's death occurs during a GPP we will automatically pay this benefit to the Annuitant's Beneficiary.

If the Annuitant's Beneficiary dies before all payments have been made, the remaining payments will be paid to the person designated by the Annuitant's Beneficiary to receive payments, if any, and otherwise to the estate of the Annuitant's Beneficiary.

OTHER CONDITIONS

While this Rider is in effect, any Contingent Annuitant designation under the Contract is null and void.

While this Rider is in effect, withdrawals must be taken from the Subaccounts on a pro-rata basis. Withdrawals in excess of the Free Withdrawal may incur Withdrawal Charges even if they do not exceed GAWA or LPA. Withdrawal Charges will be reflected in the Account Value. Otherwise, for purposes of this Rider, a withdrawal amount includes taxes that we deduct from the withdrawal but excludes Withdrawal Charges.


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RIDER FEE

We charge a fee for the Rider on each Annual Processing Date while this Rider is in effect except that we do not deduct the Rider Fee during the GPP. The Rider Fee is equal to the Rider Fee Percentage multiplied by the Adjusted GWB. The Adjusted GWB is the GWB at the end of the prior Annual Processing Date adjusted for additional Contributions during the current Contract Year. We will deduct the Rider Fee from the Subaccounts on a pro-rata basis. If this Rider terminates on other than an Annual Processing Date, we will charge a pro-rata share of the Rider Fee for the part of the Contract Year the Rider was in effect. The Rider Fee Percentage as of the Contract Date is shown on the GMWB Rider Schedule Page. We reserve the right to increase the Rider Fee Percentage subject to the Maximum Rider Fee Percentage. We will give you prior written notice of the Rider Fee Percentage increase and an opportunity to reject the increase. If you reject the increase by written notice to us you will not receive any Step-Ups that would otherwise take place after the effective date of the Rider Fee Percentage increase. Your decision to reject an increase is irrevocable.

TERMINATION

If on the first Contract Anniversary in the GPP, or on the Death Benefit Date if the Alternate Death Benefit is elected, the amount of the annual payment would be less than the Minimum Annual Payment, we may pay the GWB, if any, in a lump sum and this Rider will terminate. Otherwise, this Rider will terminate automatically on the earliest of the following dates:

          1) The date of death of the first of the Owner or Joint Owner to die unless that person is also the Primary Annuitant or unless the Owner's Primary Beneficiary who is the Owner's spouse elects to continue the Contract in lieu of taking a distribution of Surrender Value;

          2)   The date the Account Value, the GWB and the LPA all equal zero;

          3)   The date the GPP ends unless the Alternate Death Benefit is paid;

          4)   The date that ownership of the Contract is transferred;

          5)   The date the Contract is assigned;

          6)   The date a death benefit is calculated under the Contract;

          7) The date the last Alternate Death Benefit payment is made under this Rider;

          8)   The date the Contract is annuitized;

          9) The date you request to terminate this Rider after the Earliest Optional Termination Date;

          10)  The date the Contract ends.

Once terminated, this Rider may not be reinstated.

INTEGRITY LIFE INSURANCE COMPANY


     /s/ Jill T. McGruder                     /s/ Edward J. Babbitt
          President                                 Secretary


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                                   GMWB RIDER
                                  SCHEDULE PAGE


MINIMUM ADDITIONAL CONTRIBUTION:               [$1,000]

MAXIMUM CONTRIBUTION LIMIT:
     a. [Prior written Company approval is needed for any Contribution in excess of [$1,000,000].
     b. No Contribution may be accepted if it causes the Contract Account Value to exceed the Maximum GWB (see below).
     c. Prior written Company approval is needed for any Contribution causing the total Contributions made during any one Contract Year to be greater than [$500,000].
     d. The Company may refuse to accept additional Contributions on a nondiscriminatory basis at any time.]

MAXIMUM CONTRIBUTION AGE:                      [80]

MAXIMUM GWB:                                   [$5,000,000]

BONUS PERIOD:                                  [The lesser of the first [10]
                                               Contract Years and the Contract
                                               Anniversary on or following the
                                               Primary Annuitant's [80th]
                                               birthday]

BONUS PERCENTAGE:                              [5%]

STEP-UP PERIOD:                                [Each Annual Processing Date up
                                               to and including [30th]]

GAWA PERCENTAGE:                               [5%]

LPA AGE:                                       [65]

LPA PERCENTAGE:                                [5%]

RIDER FEE PERCENTAGE:                          [.60%]

MAXIMUM RIDER FEE PERCENTAGE:                  [1.20%]

MINIMUM ANNUAL PAYMENT:                        [$100]

EARLIEST OPTIONAL TERMINATION DATE:            [ 10TH Contract Anniversary ]


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GMWBRIDER
SCHEDULE PAGE

GMWB INVESTMENT OPTIONS
     [OPTION 1      100% in the [three] subaccounts listed below. You may
                    select more than one of the [three] subaccounts, but they must add up to 100% and investment in any one subaccount may not exceed the specified range.]


   [TOUCHSTONE VST ETF       [TOUCHSTONE VST ETF          [TOUCHSTONE VST ETF
   CONSERVATIVE FUND ]     MODERATE FUND OF FUNDS]     AGGRESSIVE FUND OF FUNDS]
        [0-100%]                   [0-100%]                     [0-100%]

                                       OR


[OPTION 2           100% in the [five] Subaccounts listed below. You may select more than one of the [five] Subaccounts, but they must add up to 100% and investment in any one Subaccount may not exceed the specified range]

   [FIDELITY FREEDOM      [FIDELITY FREEDOM      [FIDELITY FREEDOM      [FIDELITY FREEDOM      [FIDELITY FREEDOM
         2010]                  2015]                  2020]                  2025]                  2030]
       [0-100%]               [0-100%]               [0-100%]               [0-100%]               [0-100%]

                                       OR

[OPTION 3           100% in Subaccounts listed below. You may select more than one Subaccount in each column and Subaccounts in more than one column, but your total allocations must add up to 100% and your allocations in each column must stay within the specified range in each column. You must make an allocation of at least [5%] into the fixed income fund.]

       [CORE EQUITY FUNDS]             [OTHER FUNDS]          [FIXED INCOME FUNDS]                [CASH]
             [0-95%]                      [0-95%]                   [5-100%]                     [0-95%]


REBALANCING FREQUENCY:                         [ Quarterly ]

RESTRICTIONS ON GMWB INVESTMENT OPTION CHANGES:

     [ 1) Each change of your Subaccount allocation or selection of a new Investment Option starts a 90-day waiting period before you can make another Subaccount allocation change or select a new Investment Option.

     2) You may not transfer funds among Subaccounts other than by changing your Subaccount allocation. ]


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